EXHIBIT 99.1

Immucor Announces Fiscal First Quarter Results

NORCROSS, Ga., Oct. 6, 2010 (GLOBE NEWSWIRE) -- Immucor, Inc. (Nasdaq:BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for its fiscal 2011 first quarter ended August 31, 2010.

Highlights

  Revenue for the first quarter of fiscal 2011 was $83.6 million, up 1% from $83.1 million in the prior year quarter.
  Gross margin was 71.3% in the quarter compared with 71.9% in the prior year quarter.
  Diluted earnings per share totaled $0.30 in the quarter compared with $0.30 for the same period last year.
  Cash flow from operations for the quarter ended August 31, 2010 was $28.9 million compared with $24.5 million in the prior year.
  Worldwide instrument orders for the first quarter of fiscal year 2011 were 26 Echo® orders and 18 NEO™ orders. NEO is the Company's new high volume instrument that is currently in the process of being launched worldwide.

"While the first quarter earnings met our expectations, we have begun to see the impact of the economy in our financial performance, as evidenced by our Echo orders and reagent sales volume for the quarter," stated Dr. Gioacchino De Chirico, Immucor's President and Chief Executive Officer.

Selected Product Revenue and Gross Margin
($ amounts in thousands)
	Fiscal Q1 2011		Fiscal Q1 2010		Revenue Variance
	Revenue	Gross Margin	Revenue	Gross Margin	$	%
Traditional reagents	$ 49,621	80.3%	$ 54,719	76.1%	$(5,098)	(9)%
Capture reagents	21,644	80.3%	18,303	83.3%	3,341	18%
Instruments	10,946	16.6%	9,292	32.0%	1,654	18%

Consolidated revenue was $83.6 million in the current year quarter, an increase of approximately $0.6 million or 1% over the first quarter of fiscal 2010. Revenue in the current year quarter was negatively impacted primarily by fewer ship cycles and lower sales volume. Additionally, revenue in the quarter was negatively impacted by approximately $1.3 million from fluctuations in foreign currency exchange rates as compared with the prior year quarter.

Consolidated gross margin was $59.7 million, or 71.3% of revenue, in the current year quarter compared with $59.7 million, or 71.9% of revenue, in the prior year quarter. Margins were negatively impacted in the current year quarter primarily by unfavorable manufacturing variances, foreign currency exchange rates and instruments expensed during the quarter. The prior year quarter gross margin included the impact of approximately $2.3 million of costs related to the first phase of the Company's Quality Process Improvement Project, which was completed in the third quarter of fiscal 2010.

Operating Expenses

Operating expenses in the first quarter of fiscal 2011 increased by approximately $1.1 million, or 4%, over the prior year quarter. The increase was primarily attributable to higher costs related to research and development as well as distribution.

Summary of Instrument Orders

For the first quarter of fiscal 2011, the Company generated 26 Echo orders and 18 NEO orders.

"We continue to believe in the benefits of automation for the small-to-medium segment of the market and believe that there remains significant opportunity for Echo. However, our Echo order performance in the first quarter was below our expectations due to several factors, including longer sales cycles and the continuing strain on hospital budgets," stated Dr. De Chirico. "Accordingly, we are lowering our Echo guidance for fiscal 2011 to 140 orders to 180 orders. We are also lowering our NEO guidance to 80 orders to 120 orders given the continued pressure on hospital budgets worldwide."

As of August 31, 2010, the Company had an instrument backlog of 142 Echos and 49 Galileos and NEOs. This backlog represents orders where either the instruments have not been installed or the customer validation process has not been completed so the instruments were not generating recurring revenue at the expected annualized run rate at the end of the fiscal first quarter.

Fiscal 2011 Financial Guidance

The Company is revising its fiscal 2011 guidance and now expects consolidated revenue in the range of $320 million to $332 million, consolidated gross margins in the range of 69.5% to 71.0%, and diluted earnings per share in the range of $1.08 to $1.18.

"A combination of factors contributed to our lower fiscal 2011 outlook, including the macroeconomic environment," stated Dr. De Chirico. "While our financial results were not significantly impacted in the beginning of the economic downturn, it is now evident that an overall weakness in industry demand, particularly in the U.S. market, is negatively impacting both our reagent volumes and our instrument orders. We have been insulated from wider economic trends in the past through the consistent execution of our business strategy but recently we have not performed as planned."

"We continue to believe in the growth opportunities generated by our innovative product offering," stated Dr. De Chirico. "We are revising our approach in a number of areas to help us unlock those growth opportunities for the future."

Conference Call

Immucor, Inc. will host a conference call Thursday, October 7, 2010 at 8:30 AM (Eastern Time) to review these results. To participate in the telephone conference call, dial 1-888-324-9321 (Passcode: BLUD). The Company will also provide a live audio broadcast of the call via webcast. The webcast can be accessed at www.immucor.com in the "Investor Relations" section. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Immucor's website for approximately 60 days. Additionally, a replay of the call will be available for one week beginning at noon on October 7th by dialing 1-800-294-0358 (Passcode: 4756).

About Immucor

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.

Safe Harbor Statement

This press release contains statements that are "forward-looking statements" as that term is defined under federal securities laws. Forward-looking statements contained in this press release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: fiscal 2011 revenue projections, gross margin projections and fully diluted earnings per share projections as well as instrument order projections. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. In addition, results for one fiscal quarter are not necessarily indicative of results for any future period. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to: the outcome of the administrative action ("notice of intent to revoke our biological license") received from the Food and Drug Administration ("FDA"); customer reaction to the FDA action and the subsequent impact on the business; lower industry blood demand and the subsequent impact on the business; lower than expected demand for the Company's instruments, including the new NEO; the decision of customers to defer capital spending; the strengthening of the U.S. Dollar versus any of the functional currencies in which the Company operates and its adverse impact on reported results; the unexpected change in the mix of instruments being purchased instead of acquired through other means, which could significantly change costs recognized in the period; the failure of customers to efficiently integrate the Company's instruments into their blood banking operations; increased competition in the sale of instruments and reagents, particularly in the United States; unanticipated operational problems that result in non-compliance with FDA regulations; the failure to effectively integrate BioArray operations into the Company's overall operations; product development obstacles including obstacles related to the development of the next generation automated instrument for the molecular immunohematology products; regulatory obstacles including obstacles in securing regulatory approval of the NEO as well as the molecular immunohematology products; the inability to hire and retain, and the unexpected loss of, key managers; changes in interest rates; the inability of the Company's Japanese subsidiary as well as our molecular immunohematology operations to attain expected revenue, gross margin and net income levels; the outcome of any legal claims or regulatory investigations known or unknown, including the ongoing investigations by the Department of Justice and the Federal Trade Commission, and the related customer and shareholder lawsuits; the Company's inability to protect its intellectual property, particularly as to the molecular immunohematology products, or its infringement of the intellectual property of others; lower than expected market acceptance of the molecular immunohematology products; the unexpected application of different accounting rules; general economic conditions; and adverse developments with respect to the operation or performance of the Company, its products and its affiliates or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can be found in the Company's Risk Factor disclosures in its Form 10-Q for the quarter ended August 31, 2010 and its Form 10-K for the year ended May 31, 2010. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except per share data)
	Three Months Ended
	August 31,	August 31,
	2010	2009
NET SALES	$83,641	$83,071
COST OF SALES	23,974	23,382
GROSS MARGIN	59,667	59,689

OPERATING EXPENSES
Research and development	4,425	3,823
Selling and marketing	9,142	9,464
Distribution	4,032	3,506
General and administrative	8,786	8,487
Amortization expense	1,080	1,067
Total operating expenses	27,465	26,347

INCOME FROM OPERATIONS	32,202	33,342

NON-OPERATING INCOME (EXPENSE)
Interest income	213	190
Interest expense	(14)	(5)
Other, net	97	30
Total non-operating income	296	215

INCOME BEFORE INCOME TAXES	32,498	33,557
PROVISION FOR INCOME TAXES	11,079	12,224
NET INCOME	$21,419	$21,333

Earnings per share:
Per common share - basic	$0.31	$0.30
Per common share - diluted	$0.30	$0.30
Weighted average shares outstanding:
Basic	69,975	70,397
Diluted	70,517	70,883

IMMUCOR, INC. AND SUBSIDIARIES
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET ITEMS
(Unaudited, in thousands)
	August 31,	May 31,
	2010	2010

Cash	$230,513	$202,649
Accounts receivable – trade, net	61,166	59,578
Inventories	34,598	35,730
Total current assets	345,583	317,596
Property and equipment, net	50,582	49,169
Total assets	549,351	519,834

Accounts payable	6,357	7,973
Deferred revenue, current portion	8,623	8,994
Total current liabilities	50,692	46,657
Deferred revenue, long-term portion	7,280	7,687
Other long-term liabilities	9,382	9,367
Shareholders' equity	481,997	456,123

IMMUCOR, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited, in thousands)

	Three Months Ended
	August 31,	August 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$21,419	$21,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,383	3,927
Share-based compensation expense	1,739	1,351
Deferred income taxes	(13)	107
Excess tax benefit from share-based compensation	(34)	(167)
Other	621	73
Changes in operating assets and liabilities	781	(2,097)
Cash provided by operating activities	28,896	24,527

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,219)	(3,552)
Cash used in investing activities	(1,219)	(3,552)

FINANCING ACTIVITIES:
Repurchase of common stock	(351)	(6,185)
Proceeds from exercise of stock options	7	--
Excess tax benefit from share-based compensation	34	167
Cash used in financing activities	(310)	(6,018)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	497	1,071
INCREASE IN CASH AND CASH EQUIVALENTS	27,864	16,028
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	202,649	136,461
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$230,513	$152,489
Supplemental Information - Non-Cash Investing and Financing Activities:
Movement from inventory to property and equipment of instruments placed on rental agreements	$3,324	$3,115
CONTACT:  Immucor, Inc.
          Michele Howard
          770-441-2051